Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration No. 333-230227
Prospectus Supplement
Welbilt, Inc.

2016 Omnibus Incentive Plan

This prospectus supplement amends our prospectus dated April 4, 2019. The shares of common stock, $0.01 par value (“Common Stock”), covered by the prospectus may be acquired by certain participants in the Welbilt, Inc. 2016 Omnibus Incentive Plan (the “Plan”) pursuant to awards under the Plan (the “awards”), including upon the exercise of certain options to purchase our Common Stock. All awards are subject to the terms of the Plan and the applicable award agreement. Any proceeds received by us from the exercise of stock options covered by the Plan will be used for general corporate purposes.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on October 30, 2019 and which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated April 4, 2019.

Our Common Stock is listed on the New York Stock Exchange under the symbol “WBT.”

In reviewing this prospectus supplement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement, dated October 30, 2019

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K
_______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_______________________

Date of Report (Date of earliest event reported): October 24, 2019
_______________________

Welbilt, Inc.
(Exact name of registrant as specified in its charter)
_______________________

Delaware	1-37548	47-4625716
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

            2227 Welbilt Boulevard, New Port Richey, Florida 34655
(Address of principal executive offices, including ZIP code)

(727) 375-7010
(Registrant’s telephone number, including area code)
_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	WBT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2019, the Compensation Committee of the Board of Directors of Welbilt, Inc. (the “Company”) granted Joel H. Horn, the Company’s Executive Vice President, General Counsel and Corporate Secretary, a special, one-time compensation award in the aggregate amount of $125,000 in connection with his temporary promotion to oversee, on a transitional basis, the Company’s human resources department, consisting of (i) a one-time cash award of $62,500 and (ii) a one-time grant of 3,639 restricted stock units, vesting one year from the date of grant, in the amount of $62,500.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibit

Exhibit No.	Description

101	Interactive data files pursuant to Rule 405 of Regulation S-T, formatted in Inline Extensible Business Reporting Language ("iXBRL")
104	Cover page interactive data file (formatted in iXBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELBILT, INC.

Date: October 30, 2019	By:	/s/ Martin D. Agard
Martin D. Agard
Executive Vice President and Chief Financial Officer

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